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Shire Pharmaceuticals Group plc
Hampshire International Business Park,
Chineham, Basingstoke RG24 8EP  UK
Tel +44 1256 894000 Fax +44 1256 894708
http://www.shire.com

Tuesday 29th October 2002 [08:00 GMT]

First long-term head to head study shows           (COMPANY'S LOGO)
     superiority of Reminyl(TM) over
       donepezil in patients with
           Alzheimer's Disease

29 October 2002, - At the 6th Congress of the European Federation of Neurological Societies in Vienna, Shire Pharmaceuticals Group plc (LSE:
SHP,NASDAQ: SHPGY, TSE: SHQ) has today presented data with Janssen-Cilag Ltd which shows that over one year, Reminyl (galantamine) has a superior treatment profile compared to donepezil (Aricept (R)) when treating patients with Alzheimer's Disease (AD). This is the first one-year head to head study of the two drugs. Results of the long-term, rater-blinded, randomized study conducted in the UK show that in two assessments of AD patients, those treated with Reminyl had statistically superior scores on measures of cognition and attention compared to those treated with donepezil.

Reminyl was shown to significantly improve a patient's attention within six weeks of commencing treatment, using a validated computerised test for assessing cognitive performance. These computerised assessments, by the independent company, Cognitive Drug Research (CDR), measure a patient's reaction times and showed that patients taking Reminyl significantly improved their choice reaction times (CRT) compared to donepezil patients after only six weeks of treatment. At 52 weeks, Reminyl patients' CRT had been maintained at baseline levels. Patients treated with donepezil had no significant changes in CRT throughout the study.

The improvements in attention, as measured by the computerised tests for patients taking Reminyl, are thought to be due to its action on nicotinic receptors. "Reminyl is different to other acetylcholinesterase inhibitors (AChEIs) because it increases the levels of acetylcholine by two separate mechanisms. As well as inhibiting acetylcholinesterase, it has also been shown to enhance activity of nicotinic receptors," says Dr Roger Bullock of the Kingshill Research Centre, Swindon. "Nicotinic receptors are known to be important in maintaining attention and concentration. These results demonstrate the importance of Reminyl's dual mode of action."

Dr Bullock says: "Being able to improve a patient's ability to take part in family events by increasing their attention and concentration adds an important, but often neglected quality to the lives of both patients and their carers."

Patients treated with Reminyl were also more likely to improve or maintain their level of dementia throughout the study compared with those patients taking donepezil, as measured by the MMSE (Mini Mental State Examination) assessment scale for AD. The MMSE, which measures cognition by testing functions such as, memory, orientation and language, is the assessment scale recommended by the National Institute for Clinical Excellence (NICE) and the one that most clinicians use on a daily basis.

At 13 and 26 weeks, the MMSE score for Reminyl was significantly improved compared with the baseline assessment. At 52 weeks, patients had been maintained at their baseline score. Patients treated with donepezil only saw significant improvement above baseline at the 13 week time point. At 26 weeks, their score had returned to baseline values, whilst after 52 weeks, patients treated with donepezil were statistically below their baseline scores. For those patients less severely affected by AD, (those who fitted the NICE criteria for treatment with AD drugs with a baseline MMSE score of 12-18 points), the results were even more favourable for Reminyl. Reminyl was significantly superior to donepezil at all time points measured throughout the 52 weeks study.

Reminyl was comparable to donepezil in terms of safety and tolerability, with similar discontinuation rates during the study and similar numbers of patients continuing on therapy after the end of the study.

The primary end point for the study was the Bristol Activities of Daily Living (BrADL) rating scale, which measures a patient's ability to function. Patients treated with Reminyl and donepezil performed equally well in this assessment.

This study confirms that Reminyl treated patients demonstrate an early improvement in attention and sustained cognitive benefits.

                                    - Ends -

For further information contact: Sue Welham, Nicky Chapple or Annabelle Lilly at The Workhouse, tel: 020 8948 8388.

Reference:
1. Truyen L. et al. Poster presentation at 6th Congress of The European Federation of Neurological Societies, Vienna, Austria, 29 October 2002.

Note to editors:
o Reminyl is indicated for the treatment of mild to moderate Alzheimer's disease

o This study is a rater-blinded, randomised, comparative, parallel group study of Reminyl compared with donepezil using a flexible dose design in 182 patients with moderate to severe Alzheimer's disease.

Reminyl was developed by Johnson & Johnson Pharmaceutical Research & Development under a co-development and licensing agreement with UK-based Shire Pharmaceuticals Group plc. Reminyl is marketed in the UK and Ireland by Shire Pharmaceuticals Ltd. Outside of the UK and Ireland, Reminyl is marketed by Janssen Pharmaceutica Products and Ortho-McNeil Pharmaceutical in the United States, Janssen-Ortho in Canada and Janssen-Cilag elsewhere.

Shire Pharmaceuticals Group plc (Shire) is a rapidly growing international specialty pharmaceutical company with a strategic focus on three therapeutic areas - central nervous system disorders (CNS), oncology and anti-infectives. Shire also has two platform technologies: advanced drug delivery and Biologics. Shire's core strategy is based on research and development combined with in licensing and a focus on eight key pharmaceutical markets.

For further information on Shire, please visit the company's website: www.shire.com

The Janssen-Cilag companies, part of Johnson & Johnson (NYSE: JNJ)- one of the most diversified healthcare companies - have a long track record in developing and marketing treatments for central nervous system disorders, pain management, fungal infections and gastrointestinal conditions. Leading products include Eprex(R) (haematology), Risperdal(R) (psychiatry), Sporanox(R) (dermatological/fungal infections), Durogesic(R) (management of chronic, moderate to severe pain), Topamax(R) (neurology/epilepsy), Pariet(R) (gastroenterology) and Reminyl(R) (Alzheimer's disease).

More information can be found at www.dementia.com or at www.janssen-cilag.com.

THE "SAFE HARBOUR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. The statements in this press release that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event that such risks or uncertainties materialise, Shire's results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development and commercialisation, the impact of competitive products, patents, government regulation and approval, and other risks and uncertainties detailed from time to time in periodic reports produced by Shire, including the Annual Report filed on Form 10K by Shire with the Securities and Exchange Commission.